Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated Match 17, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of ICF International, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of ICF International, Inc. on Form S-8 to be filed on or about May 13, 2008.

/s/ Grant Thornton LLP

McLean, Virginia

May 13, 2008